Exhibit 10.2

PROMISSORY NOTE

$11,361,523.66	Dated February 18, 2009

FOR VALUE RECEIVED, the undersigned, ASSET INVESTORS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Maker”), promises to pay to GCP SUNSHINE ACQUISITION, INC., a Delaware corporation (the “Payee”), the principal amount of Eleven Million Three Hundred Sixty-One Thousand Five Hundred Twenty-Three Dollars and Sixty-Six Cents ($11,361,523.66), together with interest on the principal balance at the rate of ten percent (10%) per annum (the “Interest Rate”) until maturity. Interest will be computed on the principal balance outstanding during the period from the date of this Note until the Maturity Date (as defined below). Interest shall be the product resulting when multiplying the rate of interest by the principal balance outstanding, dividing by 360, and then multiplying by the actual number of days interest has accrued.

The principal balance of this Note, together with all accrued interest thereon, shall be repaid in a single payment due and payable on February 18, 2011 (the “Maturity Date”). Maker may not prepay this Note in whole or in part at any time or times.

Maker’s failure to pay any amounts due hereunder shall constitute a default by Maker (an “Event of Default”) under this Note. Upon the occurrence of an Event of Default hereunder, (i) without notice by Payee to or demand by Payee of Maker, all outstanding indebtedness due hereunder shall be immediately due and payable forthwith and (ii) interest shall accrue on the principal balance outstanding at the Interest Rate, plus three percent (3%) per annum, calculated from the date of the Event of Default until such principal amount shall be paid in full

Under no circumstances shall the interest rate charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Payee has received interest hereunder in excess of the highest rate applicable hereto, Payee shall promptly refund such excess interest to Maker.

All of Payee’s rights and remedies under this Note are cumulative and non-exclusive.

Maker, except as otherwise specifically set forth herein, for itself and for its successors, transferees and assigns hereby irrevocably waives presentment and demand for payment, protest, notice, notice of protest and nonpayment, dishonor and notice of dishonor and all other demands or notices of any and every kind whatsoever.

Time is of the essence with respect to all of Maker’s obligations and agreements under this Note.

In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then, and in either of such events, such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect.

This Note and all the provisions, conditions, promises and covenants hereof shall inure to the benefit of Payee, its successors and assigns, and shall be binding in accordance with the terms hereof upon Maker, its successors and assigns.

This instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its choice of law rules.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Promissory Note as of the day and year first above written.

ASSET INVESTORS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By AMERICAN LAND LEASE, INC.,
A Delaware corporation, its general partner

By:	/s/ Terry Considine
Name:	Terry Considine
Title:	Chief Executive Officer